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                                                                      EXHIBIT 11

                HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


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                                                                         Three months ended               Nine months ended
                                                                             September 30,                   September 30,
                                                                     ----------------------------    ----------------------------
                                                                         1997            1996            1997            1996
                                                                     ------------    ------------    ------------    ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                    $ (6,591,000)   $ (7,463,000)   $(20,608,000)   $(20,730,000)
     Accretion of Series B preferred stock                                     --        (610,000)             --      (1,831,000)
                                                                     ------------    ------------    ------------    ------------
     Loss before extraordinary item                                    (6,591,000)     (8,073,000)    (20,608,000)    (22,561,000)
     Extraordinary item                                                        --        (317,000)             --        (317,000)
                                                                     ------------    ------------    ------------    ------------
     Net loss applicable to common stockholders                      $ (6,591,000)   $ (8,390,000)   $(20,608,000)   $(22,878,000)
                                                                     ============    ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

      Weighted average number of shares outstanding, net of
              treasury shares                                          24,868,225      22,178,389      24,856,772      22,078,547
     Additional weighted average shares for assumed exercise
             of stock options, net of shares assumed to be
             repurchased with exercise proceeds                                --              --              --              --

                                                                     ------------    ------------    ------------    ------------
     Weighted average number of shares outstanding                     24,868,225      22,178,389      24,856,772      22,078,547
                                                                     ============    ============    ============    ============

NET LOSS PER COMMON SHARE APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                    $      (0.27)   $      (0.34)   $      (0.83)   $      (0.94)
     Accretion of Series B preferred stock                                     --           (0.03)             --           (0.08)
                                                                     ------------    ------------    ------------    ------------
     Loss before extraordinary item                                         (0.27)          (0.37)          (0.83)          (1.02)
     Extraordinary item                                                        --           (0.01)             --           (0.02)
                                                                     ------------    ------------    ------------    ------------
     Net loss applicable to common stockholders                      $      (0.27)   $      (0.38)   $      (0.83)   $      (1.04)
                                                                     ============    ============    ============    ============
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